UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION

UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number 333-295863

BSTR HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

901 N Market St, Suite 100

Wilmington, DE 19801

302-391-6692

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Common Stock, par value $0.01 per share

(Title of each class of securities covered by this Form)

None

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Rule provision relied upon to suspend the duty to file reports for the class(es) of securities listed above:

Rule 12g-4(a)(1)	☐
Rule 12g-4(a)(2)	☐
Rule 12h-3(b)(1)(i)	☒
Rule 12h-3(b)(1)(ii)	☐
Rule 15d-6	☐
Rule 15d-22(b)	☐

Approximate number of holders of record as of the certification or notice date: One (1)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, BSTR Holdings, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: September 15, 2026

BSTR Holdings, Inc.

By:	/s/ Adam Back
Name:	Adam Back
Title:	President and Secretary